Exhibit 99.1

DANDRIT BIOTECH ANNOUNCES ACQUISITION OF ENOCHIAN

NEW YORK, NY – January 18, 2018 – DanDrit Biotech USA, Inc. (“DanDrit”) is pleased to announce the appointment of Ambassador Mark R. Dybul, MD and Steven G. Deeks, MD to its Scientific Advisory Board. Ambassador Dybul will also serve as the Chairman of the Scientific Advisory Board.

“We are excited about the addition of two renowned experts on the treatment of HIV to our Scientific Advisory Board to expand our development pipeline into the Field of HIV. We believe that the experience of Ambassador Dybul and Dr. Deeks will provide invaluable support to our efforts to invest in cellular therapy technology for the treatment of HIV,” said Eric Leire, MD, DanDrit´s President and Chief Executive Officer.

Ambassador Dybul has served as Deputy Chief Medical Officer of the President’s Emergency Plan for AIDS Relief, or PEPFAR, since 2004. Ambassador Dybul co-directs the Global Health Law Program at Georgetown University Law Center's O'Neill Institute for National and Global Health Law, where he is also a Distinguished Visiting Scholar. He is the inaugural Global Health Fellow of the George W. Bush Institute and serves as the Managing Director of the Office of the United Nation Special Envoy for Malaria. He served as the United States Global AIDS Coordinator from 2006 through 2009.

Dr. Steven G. Deeks is a Professor of Medicine in Residence at the University of California, San Francisco (UCSF) and a faculty member in the Division of HIV, Infectious Diseases and Global Medicine at Zuckerberg San Francisco General Hospital. Dr. Deeks has been engaged in HIV research and clinical care since 1993. He is a recognized expert on HIV-associated immune dysfunction and its impact on HIV persistence and health during antiretroviral therapy.

About DanDrit

DanDrit Biotech USA, Inc. (OTCQB: DDRT) is a publicly traded, development stage, biopharmaceutical company with a 15 year history in the biotechnology industry developing immunotherapies for various types of cancer. DanDrit is currently engaged in development of innovative treatments for colon cancer.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes, plans” “expects” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in DanDrit’s most recent Annual Report on Form 10-K filed with the SEC and risks specific to the matters described herein, such as the consummation of the acquisition of Enochian and the success of the technology described herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and DanDrit undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.